Exhibit 99.1

Gates Industrial Reports Strong Fourth-Quarter and Full-Year 2017 Results

Fourth-Quarter 2017 Highlights

◾	Record fourth-quarter sales of $781.8 million, a 17.1% increase over prior-year quarter
◾	Net income of $118.8 million, compared to prior-year quarter net income of $9.9 million
◾	Adjusted EBITDA of $173.0 million, a fourth-quarter record, and Adjusted EBITDA Margin of 22.1%
◾	Acquired Atlas Hydraulics (“Atlas”), a fully-integrated North American producer of hydraulic tube and hose assemblies, strengthening Gates’ position in the fluid power market

Full-Year 2017 Highlights

◾	Sales increased 10.7% from the prior year to over $3.0 billion
◾	Net income of $151.3 million compared to $57.7 million in 2016
◾	Record full-year Adjusted EBITDA of $669.1 million and Adjusted EBITDA Margin of 22.0%
◾	Strong cash generation resulting in improved leverage metrics
◾	Initiating guidance for full-year revenue and Adjusted EBITDA

Denver, CO, March 13, 2018 - Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the fourth quarter and full year ended December 30, 2017.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “We are pleased to report our full-year 2017 results, our first as a public company. We delivered a solid year of performance with greater than 60% of net sales generated from high-margin replacement channels along with another year of double-digit growth in emerging markets. Core revenue growth, which excludes the impact of foreign currency translation and acquisitions completed in the last 12 months, was approximately 9% for the quarter and full year, reflecting strong global industrial end market demand along with our product development and commercial capabilities. Our results demonstrate the ability to grow revenue and expand margin while continuing to invest in the business. This led to gross margin in excess of 40% and Adjusted EBITDA Margin expansion of 50 basis points to 22.2% in 2017, excluding the impact of acquisitions. Since beginning our transformation in 2015, we have generated sustainable productivity gains as our manufacturing, procurement and pricing actions have offset inflation and expanded our gross margin, while also improving safety and quality.”

Mr. Jurek continued, “We are very focused on delivering profitable growth over the long-term. In 2018, we expect improved demand in many global industrial end markets fueled by urbanization, acceleration of industrial automation, infrastructure investments and the increasing importance of energy efficiency. Amid this backdrop, we are confident in our targeted 2018 outlook for mid-single-digit core revenue growth helping to drive double-digit gains in Adjusted EBITDA. We look forward to executing our plan, generating additional cash flow and driving further reduction of our leverage. Long-term, we are committed to delivering on our growth plans and focused on creating shareholder value.”

Fourth-Quarter and Full-Year Financial Results

Fourth-quarter net revenues of $781.8 million grew 17.1% over the prior-year quarter, including 9.1% core growth, primarily reflecting an improved demand environment in many of the industrial end markets served and progress on growth initiatives, 4.8% growth from acquisitions and 3.2% growth from foreign currency translation. Net revenues for the full year increased $294.7 million, or 10.7%, to over $3.0 billion, compared to $2.7 billion in the prior year. Industrial end markets grew across all regions for the fourth quarter and full year.

Net income in the fourth quarter was $118.8 million, compared to the prior-year quarter net income of $9.9 million. Full-year net income increased $93.6 million to $151.3 million, compared to $57.7 million in the prior year. Fourth-quarter and full-year 2017 net income included a net tax benefit of $118.2 million associated with U.S. tax reform, primarily driven by the revaluation of U.S. deferred tax liabilities, partially offset by a repatriation tax charge. Adjusted Net Income in the fourth quarter was $56.0 million, compared to prior-year quarter Adjusted Net Income of $48.6 million. Full-year 2017 Adjusted Net Income increased to $209.5 million, compared to $185.0 million in the prior year.

Adjusted EBITDA in the fourth quarter was $173.0 million, or 22.1% of sales, up 17% compared to $147.9 million in the prior-year quarter. Adjusted EBITDA increased $74.2 million, or 12.5%, to $669.1 million, compared to $594.9 million in 2016. Excluding acquisitions, Adjusted EBITDA Margin expanded by approximately 50 basis points to 22.6% in the fourth quarter and approximately 50 basis points to 22.2% in the full year.

Power Transmission Segment Results

(USD in millions)	Q4 2017	% Change		% Core Change	FY 2017	% Change		% Core Change
Sales	$513.1	+12.8%		+9.1%	$2,009.4	+7.9%		+7.3%
Adjusted EBITDA	115.5	+21.6%		—	458.1	+12.1%		—
Adjusted EBITDA Margin	22.5%	+163 b	ps	—	22.8%	+86 b	ps	—

Power Transmission sales increased for the fourth quarter and full year, reflecting strong core revenue growth driven by increased demand in industrial end markets and execution of initiatives. The segment delivered solid performance across all end markets, with particular strength in the Construction, Agriculture and General Industrial end markets.

Adjusted EBITDA grew double-digits, resulting in Adjusted EBITDA Margin expansion throughout the year, attributable to strong volume along with manufacturing efficiencies and pricing initiatives.

Fluid Power Segment Results

(USD in millions)	Q4 2017	% Change		% Core Change	FY 2017	% Change		% Core Change
Sales	$268.7	+26.3%		+9.1%	$1,032.3	+16.7%		+12.6%
Adjusted EBITDA	57.5	+8.7%		—	211.0	+13.2%		—
Adjusted EBITDA Margin	21.4%	(346	) bps	—	20.4%	(63	) bps	—
Adjusted EBITDA Margin, excluding acquisitions	22.9%	(192	) bps	—	21.0%	(9	) bps	—

Fluid Power recorded solid core sales growth during 2017 driven by strong industrial end market demand, emerging markets and execution of growth initiatives. Core revenue growth included double-digit expansion in the Construction, Oil & Gas and General Industrial end markets. Acquisitions, including the addition of Atlas in the fourth quarter of 2017, provided additional sales growth.

Adjusted EBITDA Margins were unfavorably impacted by the acquisitions completed in 2017, which decreased segment Adjusted EBITDA Margin by 154 basis points in the fourth quarter and 54 basis points for the full year 2017.

Liquidity and Capital Resources

During full-year 2017, the Company generated $313.5 million of cash flow from operating activities and invested $111.1 million in capital expenditures, a large portion of which represented investment in new manufacturing plants in its fluid power segment, resulting in Free Cash Flow of $202.4 million. Free Cash Flow declined compared to the prior year largely as a result of significant investments in new plants, a build-up of inventory to support expanding customer demand and a one-time tax refund in 2016.

At December 30, 2017, the Company had total cash of $564.4 million and total outstanding debt of $3.956 billion. In January 2018, the Company completed its initial public offering, raising net proceeds of $799.2 million. The net proceeds were used, along with cash on hand, to repay approximately $907.8 million of outstanding debt, plus applicable premiums and unpaid interest, resulting in significantly improved leverage metrics. Upon completion of the offering the Company had 289,749,605 basic shares outstanding and 294,765,828 diluted shares.

2018 Outlook

Based on continued strength in core industrial end markets, the significant potential to further penetrate highly fragmented core markets, and our broad emerging market exposure, the Company expects full-year 2018 net revenue growth to be in the range of 7.5% to 10.5%, with core revenue growth in the range of 5.0% to 6.0%. The Company anticipates higher net revenues, combined with manufacturing, procurement and pricing initiatives, to deliver Adjusted EBITDA in the range of $735 million to $755 million, representing double-digit year-over-year growth and continued margin expansion.

Conference Call and Webcast

Gates Industrial Corporation plc will host a conference call today at 5:00 pm ET to discuss the Company’s financial results. The conference call can be accessed by dialing (866) 393-4306 (domestic) or +1 (734) 385-2616 (international) and requesting the Gates Industrial Corporation Fourth Quarter and Full Year 2017 Earnings Conference Call. A webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international), and providing the passcode 1386669, or by accessing Gates Industrial’s website at investors.gates.com.

About Gates Industrial Corporation plc

Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in 128 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Statements relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risk, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Gates’ prospectus dated January 24, 2018, as filed with the Securities and Exchange Commission (“SEC”) and the following: conditions in the global and regional economy and the major end markets we serve; economic, political and other risks associated with international operations; availability of raw materials at favorable prices and in sufficient quantities; changes in our relationships with, or the financial condition, performance, purchasing power or inventory levels of, key channel partners; competition in all areas of our business; continued operation of our manufacturing facilities; exchange rate fluctuations; enforcement of our intellectual property rights; work stoppages and other labor matters; changes in legislative, regulatory and legal developments involving taxes and other matters; our substantial leverage; and the significant influence of our majority shareholder, The Blackstone Group L.P., over us, as such factors may be updated from time to time in its periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov. Gates undertakes no obligation to update or supplement any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

GATES INDUSTRIAL CORPORATION PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Year Ended
(USD in millions except per share amounts)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$781.8	$667.7	$3,041.7	$2,747.0
Cost of sales	479.8	423.3	1,823.7	1,686.2

Gross profit	302.0	244.4	1,218.0	1,060.8
Selling, general and administrative expenses	193.5	174.1	779.6	744.1
Transaction-related costs	6.8	0.4	18.1	0.4
Impairment of intangible and other assets	2.8	1.8	2.8	3.2
Restructuring expenses	9.1	3.4	17.4	11.4
Other operating (income) expense	(0.2)	3.2	(0.3)	2.8

Operating income from continuing operations	90.0	61.5	400.4	298.9
Interest expense	55.6	53.9	234.6	216.3
Other expense (income)	10.2	(5.1)	56.3	(10.4)

Income from continuing operations before taxes	24.2	12.7	109.5	93.0
Income tax (benefit) expense	(105.4)	6.0	(72.5)	21.1

Net income from continuing operations	129.6	6.7	182.0	71.9
Gain on disposal of discontinued operations	0.6	8.6	0.7	12.4

Net income	130.2	15.3	182.7	84.3
Non-controlling interests	(11.4)	(5.4)	(31.4)	(26.6)

Net income attributable to shareholders	$118.8	$9.9	$151.3	$57.7

Earnings per share:
Basic
Earnings per share from continuing operations	$0.49	$—	$0.62	$0.18
Earnings per share from discontinued operations	—	0.03	—	0.05

Net income per share	$0.49	$0.03	$0.62	$0.23

Diluted
Earnings per share from continuing operations	$0.47	$—	$0.60	$0.18
Earnings per share from discontinued operations	(0.01)	0.03	—	0.05

Net income per share	$0.46	$0.03	$0.60	$0.23

GATES INDUSTRIAL CORPORATION PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(USD in millions)	As of December 30, 2017	As of December 31, 2016
Assets
Current assets
Cash and cash equivalents	$564.4	$527.2
Trade account receivable	713.8	650.5
Inventories	457.1	366.9
Prepaid expenses and other assets	90.9	80.1

Total current assets	1,826.2	1,624.7

Non-current assets
Property, plant and equipment, net	686.2	599.6
Goodwill	2,085.5	1,912.3
Pension surplus	57.7	42.1
Intangible assets, net	2,126.8	2,144.1
Other non-current assets	71.3	60.5

Total assets	$6,853.7	$6,383.3

Liabilities and equity
Current liabilities
Debt, current portion	$66.4	$46.9
Trade accounts payable	392.0	313.1
Taxes payable	29.0	20.3
Accrued expenses and other current liabilities	210.4	199.2

Total current liabilities	697.8	579.5

Non-current liabilities
Debt, less current portion	3,889.3	3,790.0
Trade accounts payable	157.1	171.6
Taxes payable	100.6	95.0
Deferred income taxes	517.1	652.3
Other non-current liabilities	63.4	26.5

Total liabilities	5,425.3	5,314.9

Shareholders’ equity
Share capital & additional paid in capital	1,625.1	1,621.5
Accumulated other comprehensive loss	(747.4)	(915.9)
Retained earnings (deficit)	136.9	(14.3)

Total shareholders’ equity	1,014.6	691.3
Non-controlling interests	413.8	377.1

Total equity	1,428.4	1,068.4

Total liabilities and equity	$6,853.7	$6,383.3

GATES INDUSTRIAL CORPORATION PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended		For the Year Ended
(USD in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Cash flows from operating activities
Net income	$130.2	$15.3	$182.7	$84.3
Adjustments to reconcile net income to net cash from operations:
Depreciation and amortization	54.0	52.2	212.2	240.8
Impairments of intangibles and other assets	4.7	1.8	4.8	3.2
Gain on disposal of business	(1.0)	(7.0)	(0.9)	(10.1)
Non-cash currency transaction loss (gain)	9.8	3.1	57.4	3.1
Other net non-cash financing costs	8.4	(0.4)	47.6	13.7
Share-based compensation expense	2.5	0.9	5.4	4.2
Decrease in post-employment benefit obligations (net)	(1.8)	(2.2)	(7.4)	(5.8)
Deferred income taxes	(125.8)	(19.5)	(162.8)	(54.3)
Other operating activities	0.1	0.6	1.6	0.8
Changes in operating assets & liabilities, net of acquisitions:
—Decrease (increase) in accounts receivable	44.0	22.1	(24.6)	(44.8)
—Decrease (increase) in inventories	10.4	33.4	(45.4)	39.5
—Increase in accounts payable	19.8	33.8	49.9	50.2
—Decrease (increase) in other assets & liabilities	15.6	37.1	(7.0)	46.8

Net cash provided by operations	170.9	171.2	313.5	371.6

Cash flows from investing activities
Purchases of property, plant and equipment	(43.3)	(18.7)	(101.1)	(59.0)
Purchases of intangible assets	(3.1)	(6.4)	(10.0)	(9.1)
Purchase of subsidiaries, net of cash acquired	(74.0)	—	(110.7)	—
Other investing activities	(0.4)	1.0	1.2	8.0

Net cash used in investing activities	(120.8)	(24.1)	(220.6)	(60.1)

Cash flows from financing activities
Proceeds from long-term debt	—	0.1	644.7	0.1
Payments of long-term debt	(6.8)	(6.7)	(676.9)	(67.3)
Debt issuance costs paid	(1.4)	—	(18.8)	—
Dividends paid to non-controlling interests	(6.7)	(7.5)	(24.6)	(38.9)
Other financing activities	(2.2)	(2.1)	0.3	(4.7)

Net cash used in financing activities	(17.1)	(16.2)	(75.3)	(110.8)
Effect of exchange rate changes on cash and cash equivalents	3.0	(12.6)	19.6	(9.2)

Net increase in cash and cash equivalents	36.0	118.3	37.2	191.5
Cash and cash equivalents at the beginning of the period	528.4	408.9	527.2	335.7

Cash and cash equivalents at the end of the period	$564.4	$527.2	$564.4	$527.2

Non-GAAP Financial Statements

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses and it is used for total Gates as well because we believe it is important to consider our profitability on a basis that is consistent with that of our operating segments. Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income (loss) attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Management uses Free Cash Flow to measure cash generation and liquidity. Free Cash Flow is a non-GAAP measure that represents cash provided by operations less capital expenditures. These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

GATES INDUSTRIAL CORPORATION PLC

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(UNAUDITED)

	For the Three Months Ended		For the Year Ended
(USD in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net income	$130.2	$15.3	$182.7	$84.3
Gain on disposal of discontinued operations	(0.6)	(8.6)	(0.7)	(12.4)
Income tax (benefit) expense	(105.4)	6.0	(72.5)	21.1
Net finance costs	65.8	48.8	290.9	205.9
Depreciation and amortization	54.0	52.2	212.2	240.8
Transaction-related costs (1)	6.8	0.4	18.1	0.4
Restructuring expenses (2)	9.1	3.4	17.4	11.4
Sponsor fees (3)	2.2	1.6	6.7	6.1
Share-based compensation	2.5	0.9	5.4	4.2
Adjustments relating to post-retirement benefits (4)	1.9	1.6	2.5	6.4
Inventory impairments and adjustments (incl. in cost of sales) (5)	2.0	21.3	2.0	20.7
Other impairments	2.8	1.8	2.8	3.2
Other adjustments	1.7	3.2	1.6	2.8

Adjusted EBITDA	$173.0	$147.9	$669.1	$594.9

(1)	Transaction-related costs relate primarily to advisory costs recognized in respect of the initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.
(2)	Restructuring expenses represent costs incurred in relation to specifically defined restructuring projects and include costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.
(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services. In the case of Blackstone, the applicable agreements will be replaced upon completion of this offering.
(4)	Adjustments relating to post-retirement benefits are for the non-cash net interest charge related to those obligations and the non-cash amortization of prior period actuarial gains and losses.
(5)	During Q4 2016, Gates changed its accounting convention to expense maintenance, repair and operations assets below a nominal value threshold and also revised its methods for estimating the write down for excess or obsolete raw materials and work in progress. These changes, totaling $17.7 million were made to bring consistency to our global inventory management.

GATES INDUSTRIAL CORPORATION PLC

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(UNAUDITED)

	For the Three Months Ended		For the Year Ended
(USD in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net Income Attributable to Shareholders	$118.8	$9.9	$151.3	$57.7
Adjusted for:
Amortization of acquisition-related intangible assets	30.8	31.6	124.2	141.9
Transaction-related expenses (1)	6.8	0.4	18.1	0.4
Impairments	2.8	1.8	2.8	3.2
Restructuring expenses (2)	9.1	3.4	17.4	11.4
Sponsor fees and expenses (3)	2.2	1.6	6.7	6.1
Share-based compensation	2.5	0.9	5.4	4.2
Adjustments relating to post-retirement benefits (4)	1.9	1.6	2.5	6.4
Inventory impairments and adjustments (incl. in cost of sales) (5)	2.0	21.3	2.0	20.7
Non-cash financing-related FX losses (gains) (6)	11.7	(4.3)	61.2	(7.6)
Income from discontinued operations	(0.6)	(8.6)	(0.7)	(12.4)
One-time deferred tax benefit from U.S. tax reform	(118.2)	—	(118.2)	—
Normalization for quarterly variances in effective tax rates (7)	13.0	1.2	—	—
Other adjustments	(1.9)	(0.2)	(9.3)	(8.1)
Estimated tax effect of the above adjustments	(24.9)	(12.0)	(53.9)	(38.9)

Adjusted Net Income	$56.0	$48.6	$209.5	$185.0

(1)	Transaction-related costs relate primarily to advisory costs recognized in respect of the initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.
(2)	Restructuring expenses represent costs incurred in relation to specifically defined restructuring projects and include costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.
(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services. In the case of Blackstone, the applicable agreements will be replaced upon completion of this offering.
(4)	Adjustments relating to post-retirement benefits are for the non-cash net interest charge related to those obligations and the non-cash amortization of prior period actuarial gains and losses.
(5)	During Q4 2016, Gates changed its accounting convention to expense maintenance, repair and operations assets below a nominal value threshold and also revised its methods for estimating the write down for excess or obsolete raw materials and work in progress. These changes, totaling $17.7 million were made to bring consistency to our global inventory management.
(6)	Non-cash financing-related FX losses (gains) relate primarily to FX on the unhedged portion of Gates’ Euro-denominated debt.
(7)	This normalization adjustment removes year-over-year variances arising in the Q4 effective tax rate due to differences in the methodologies required under GAAP to determine the income tax charge on an interim basis compared with the year end.

GATES INDUSTRIAL CORPORATION PLC

RECONCILIATION OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION

(UNAUDITED)

	For the Three Months Ended		For the Year Ended
(USD in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Cash Provided by Operations	$170.9	$171.2	$313.5	$371.6
Capex	46.4	25.1	111.1	68.1

Free Cash Flow	$124.5	$146.1	$202.4	$303.5

	For the Three Months Ended		For the Year Ended
(USD in millions)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Adjusted Net Income	$56.0	$48.6	$209.5	$185.0
Free Cash Flow	124.5	146.1	202.4	303.5
Free Cash Flow Conversion	222.3%	300.6%	96.6%	164.1%

Source: Gates Industrial Corporation plc

Contact

Bill Waelke

(303) 744-4887

investorrelations@gates.com